Exhibit 99.1

WHX Corporation Reports Financial Results for the Third Quarter of 2009, and Earnings Call on November 18, 2009 at 4:00 pm ET

WHITE PLAINS, N.Y., Nov. 17 /PRNewswire-FirstCall/ -- WHX Corporation (Nasdaq: WXCO); ("WHX" or the "Company") today reported financial results for the third quarter ended September 30, 2009. The Company also announced that it will hold an earnings call on Wednesday, November 18, 2009 at 4:00 pm Eastern Time.

"WHX's net sales and profitability were adversely effected by the world-wide economic recession for the three months and the nine months ended September 30, 2009," said Glen Kassan, Vice Chairman of the Board and Chief Executive Officer of WHX. "Sales were down by 26% for both the third quarter and nine months ended September 30, 2009, compared to the same periods of 2008. All but one of the Company's reportable segments experienced declines in operating income for the third quarter and nine months ended September 30, 2009, compared to the same periods in 2008.

"During the third quarter of 2009 we continued to apply significant cost containment actions across all of our business segments and the corporate headquarters. These actions include a reduction in compensation and benefits for salaried employees, layoffs in both the salaried and hourly workforce, the temporary idling of certain of our manufacturing facilities for various periods during 2009 to better match production with customer demand, and certain other restructuring activities. We believe these initiatives significantly contributed to the Company improving its adjusted gross margin (as adjusted for certain items as described below) in the second and third quarters of 2009 versus the prior quarter, and effectively managing its margin for the three and nine months ended September 30, 2009 as compared to the same periods in 2008 despite the significant decline in sales during 2009. Additionally, the Company has continued to closely focus on effectively managing cash flow, including working capital utilization, in 2009. Total debt, including the Company's term loans, was reduced by $23.1 million during the first nine months of 2009 while we maintained what we believe to be sufficient liquidity.

"Specifically, adjusted gross margin, after excluding the operations of our Sumco subsidiary which we expect to be classified as a discontinued operation at the end of the year and certain non-cash inventory charges, was 25.4% of sales for the third quarter of 2009, as compared to 24.7% and 23.6% in the second and first quarters of 2009, respectively. For the three and nine months ended September 30, 2009, adjusted gross margins were 25.4% and 24.6%, respectively, as opposed to 25.1% and 24.5%, respectively, for the same periods of 2008.

"We are encouraged that our operational disciplines allowed us to realize the above operational results during this very difficult economic environment. We have continued to expand the use and reliance on the WHX Business System to achieve our operational goals which we believe are positioning the Company to realize enhanced performance as the global economies and the markets we serve recover. The WHX Business System is the process-oriented set of management tools that defines our continuous improvement culture in all our operating units. It is the common thread that drives value for our stakeholders."

Financial Highlights:

Third Quarter Results

WHX reported net income of $1.0 million on net sales of $145.2 million in the third quarter of 2009, compared with net income of $9.5 million on net sales of $195.3 million for the third quarter of 2008. Basic and diluted net income per common share was $0.08 on 12,179,000 shares outstanding for the third quarter of 2009, compared with net income per common share of $5.48 on 1,729,000 shares outstanding in the same period of 2008.

Revenue for the third quarter of 2009 was $145.2 million, a decrease of $50.2 million, or 25.7% from $195.3 million for 2008 amid the general slow-down in the U.S. and world economies, especially weakness in the U.S. housing, automotive, and general industrial markets.

For the nine months ended September 30, 2009, WHX reported a net loss of $14.5 million on net sales of $417.4 million, as compared to net income of $8.6 million on net sales of $564.6 million for the same period of 2008.

The net loss for the three months ended September 30, 2009 includes a net increase in non-cash pension expense of $5.7 million and a $1.1 million non-cash goodwill impairment charge, partially offset by a $3.0 million gain on proceeds from an insurance claim. The net loss for the nine months ended September 30, 2009 includes a net increase in non-cash pension expense of $17.0 million, non-cash asset and goodwill impairment charges of $3.2 million, and a $3.0 million gain on proceeds from an insurance claim. The 2008 quarter and nine-month results include gains of $0.8 million and $3.4 million, respectively, from insurance proceeds. Additionally, as compared to the same periods of 2008, operating results for the nine months ended September 30, 2009 include a $1.8 million higher loss at our Indiana Tube Denmark subsidiary, a discontinued operation, as well as a $1.9 million higher loss at our Sumco Inc. subsidiary, which is currently being wound down and is anticipated to be classified as a discontinued operation by year-end. In addition, during the third quarter and nine months of 2009, gross profit included a non-cash gain of $0.7 million from the liquidation of precious metal inventories valued at LIFO, as compared to a non-cash LIFO liquidation gain of $2.5 million in the third quarter and nine months of 2008.

The Company generated Adjusted EBITDA of $15.6 million for the third quarter of 2009, as compared to $18.2 million for the same period in 2008. The decline in third quarter 2009 Adjusted EBITDA was principally due to lower sales and income from continuing operations of our businesses. Adjusted EBITDA excludes certain non-recurring and non-cash items. See "Note Regarding Use of Non-GAAP Financial Measurements" below for the definition of Adjusted EBITDA.

Segment Operating Results

All data regarding segment operating results is before corporate allocations.

Precious Metal Segment

Net sales for the Precious Metal segment decreased by $14.5 million, or 36.0%, to $25.8 million in the third quarter of 2009 from $40.3 million in the third quarter of 2008. The decreased sales were primarily driven by lower volume in all of the segment's markets. The brazing alloys manufactured by this segment are fabricated into a variety of engineered forms and are used in many industries including automotive, air conditioning, general industrial and other metal-joining industries. The electro-galvanized electronic and electrical components sold by this segment are primarily for use in the transportation industry.

Segment operating income decreased by $3.5 million, to $3.3 million, in the third quarter of 2009, compared to $6.8 million in the third quarter of 2008, primarily due to the sales decline. In addition, during the third quarter of 2009, gross profit included a non-cash gain of $0.7 million from the liquidation of precious metal inventories valued at LIFO, as compared to a non-cash LIFO liquidation gain of $2.5 million in the third quarter of 2008. The sales decline was partially offset by lower manufacturing and selling, general, and administrative expenses as a result of cost saving efforts.

Tubing Segment

In the third quarter of 2009, net sales for the Tubing segment decreased by $8.8 million, or 31.9%, to $18.8 million from $27.6 million in the third quarter of 2008. Sales were lower in the retail appliance markets serviced by the Specialty Tubing Group. There was also a reduction in sales to the petrochemical market serviced by the Stainless Steel Tubing Group, which was partially offset by strength in sales to the defense and aerospace markets.

Segment operating income decreased by $1.1 million to $1.4 million in the third quarter of 2009 compared to $2.5 million in the third quarter of 2008 primarily due to the decline in sales and a reduction in gross profit percentage. Third quarter gross profit percentage was 2.7% lower compared to the same period of 2008, primarily resulting from lower selling prices due to softer demand and product mix changes in our Stainless Steel Tubing Group.

A discontinued operation, Indiana Tube Denmark, which was previously part of the Tubing segment, has now been excluded from the segment's operating results in both quarters.

Engineered Materials Segment

Net sales for the Engineered Materials segment decreased $18.8 million, or 25.1%, to $56.1 million in the third quarter of 2009 from $74.9 million in the third quarter of 2008. We continued to experience weakness in the commercial flat roofing fasteners market, natural gas and other utility connectors used in residential construction, as well as a drop in electrical connector sales to its international markets.

Segment operating income decreased by $2.2 million to $7.0 million in the third quarter of 2009 from $9.2 million in the same period of 2008. The decline in operating income was principally the result of the lower sales volume. However, gross profit percentage improved principally due to product mix, and the segment also incurred lower selling, general and administrative expenses due to the lower sales and cost saving initiatives.

Arlon Electronic Materials ("Arlon EM")

In the third quarter of 2009, net sales for the Arlon EM segment declined by $3.6 million, or 21.6%, to $13.2 million, from $16.8 million in the prior year. The decline was primarily due to slow worldwide telecommunication material purchases, lower material demand from the oil drilling industry, and military programs.

Segment operating loss was $0.5 million in the third quarter of 2009 compared to income of $1.8 million during the same period of 2008 principally as a result of a $1.1 million goodwill impairment charge based on recent valuation of its Silicone Technology reporting unit. In addition, a shift from higher margin military sales to lower margin printed circuit board materials had a negative impact on gross profit margin. This was partially offset by increased volume in the low-cost China manufacturing facility as well as reduced staffing and expense reductions as compared to the same quarter of the prior year.

Arlon Coated Materials ("Arlon CM")

Arlon CM segment sales declined by $2.3 million, or 12.3%, to $16.8 million in the third quarter of 2009, from $19.1 million in the third quarter of 2008. The world-wide economic recession has adversely affected demand in the Asian shipping container market and the North American and European graphics market for corporate imaging. Arlon CM was also adversely impacted by lower demand from its automotive, appliance and electronics customers.

Operating income increased $0.5 million compared to the third quarter of 2008. Third quarter gross profit percentage increased by 2.9% compared to the same period of the prior year. This resulted from certain improvements from the implementation of the WHX Business System, partially offset by unfavorable overhead absorption.

Kasco Replacement Parts and Services

Kasco segment sales declined by $2.1 million, or 12.5% compared to the same period of 2008. Sales to U.S. grocery stores and other route sales softened along with weakness in distributor sales in North America and in European sales.

Operating income from the Kasco segment was $0.5 million in the third quarter, which was $0.1 million lower compared to the same period of 2008. Lower gross profit margin from sales mix was offset by more efficient manufacturing operations and better labor and spending control. During the third quarter of 2009, one of the segment's reporting units, EuroKasco, recorded restructuring expenses of $0.5 million, primarily severance payments, due to weakness in its machinery sales volume.

Other Matters

For the nine months ended September 30, 2009, WHX provided $24.6 million of cash by operating activities, as compared to $4.5 million of cash used in operating activities during the same period in 2008. Cash used in operating activities in 2008 also included the non-recurring payment of accrued interest of $31.3 million. Cash provided by operating activities was negatively impacted by reduced net income in the 2009 period, but this was offset by reduced use of cash for working capital of $10.9 million in 2009 as compared to 2008.

During the nine months ended September 30, 2009, the Company made net repayments of $18.7 million under its term loan facilities. As of September 30, 2009, the Company had total debt of $187.1 million, as compared to total debt of $210.2 million as of December 31, 2008. Available borrowings under the credit facilities of the Company's subsidiaries, Handy & Harman and Bairnco Corporation as of September 30, 2009 were $26.3 million and $10.6 million, respectively. The Company has continued to closely focus on effectively managing cash flow, including working capital utilization, in 2009.

WHX Corporation 3rd Quarter 2009 Earnings Call, November 18, 2009 at 4:00 pm ET

WHX Corporation will hold a conference call to discuss the third quarter 2009 financial results on Wednesday, November 18, 2009, at 4:00 pm ET. The dial information for the call is:

*US/Canada Dial-in #: (866) 760-1884

*Int'l/Local Dial-In #: (706) 758-7555

Conference ID 41356613

NOTE: In order to join this conference call, all speakers and participants will be required to provide the Conference ID Number listed above.

Note Regarding Presentation of Non-GAAP Financial Measures:

The financial data contained in this press release includes certain non-GAAP financial measures as defined by the Securities and Exchange Commission ("SEC"), including "Adjusted EBITDA". The Company is presenting Adjusted EBITDA because it believes that it provides useful information to investors about WHX, its business and its financial condition. The Company defines Adjusted EBITDA as net income before the effects of realized and unrealized losses on derivatives, interest expense, taxes, depreciation and amortization, LIFO liquidation gain, and pension expense or credit and excludes certain non-recurring and non-cash items. The Company believes Adjusted EBITDA is useful to investors because it is one of the measures used by the Company's Board of Directors and management to evaluate its business, including in internal management reporting, budgeting and forecasting processes, in comparing operating results across the business, as an internal profitability measure, as a component in evaluating the ability and the desirability of making capital expenditures and significant acquisitions, and as an element in determining executive compensation. Further, the Company believes that Adjusted EBITDA is a measure of leverage capacity and the Company's ability to service its debt.

However, Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States of America ("GAAP"), and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted EBITDA should not be considered a substitute for net income (loss) or cash flows from operating, investing, or financing activities. Because Adjusted EBITDA is calculated before recurring cash charges including realized and unrealized losses on derivatives, interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. There are a number of material limitations to the use of Adjusted EBITDA as an analytical tool, including the following:

--	Adjusted EBITDA does not reflect the Company's net realized and unrealized losses and gains on derivatives and LIFO liquidations of its precious metal inventory;

--	Adjusted EBITDA does not reflect the Company's interest expense;

--	Adjusted EBITDA does not reflect the Company's tax expense or the cash requirements to pay its taxes;

--
Although depreciation and amortization are non-cash expenses in the period recorded, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect the cash requirements for such replacement; and

--	Adjusted EBITDA does not include pension expense or credit.

The Company compensates for these limitations by relying primarily on its GAAP financial measures and by using Adjusted EBITDA only supplementally. The Company believes that consideration of Adjusted EBITDA, together with a careful review of its GAAP financial measures, is the most informed method of analyzing WHX.

The Company reconciles Adjusted EBITDA to Net income (loss), and that reconciliation is set forth below. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in the Company's Annual Report on Form 10-K for the year ended December 31, 2008.

Our Company

WHX Corporation is a diversified global industrial company delivering value through the WHX Business System which drives innovation, operating excellence and superior customer service. WHX and its affiliated companies employ over 2,000 people at 35 locations in eight countries.

Our companies are organized into six business segments: Precious Metal, Tubing, Engineered Materials, Arlon Electronic Materials, Arlon Coated Materials and Kasco.

We sell our products and services through direct sales forces, distributors and manufacturer's representatives. We serve a diverse customer base, including the construction, electronics, telecommunications, home appliance, transportation, utility, medical, semiconductor, and aerospace and aviation markets. Other markets served include the signage industry and meat room products and maintenance services for the food industry.

We are based in White Plains, New York and our common stock is listed on the NASDAQ Capital Market under the symbol WXCO.

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that reflect WHX's current expectations and projections about its future results, performance, prospects and opportunities. WHX has tried to identify these forward-looking statements by using words such as "may," "should," "expect," "hope," "anticipate," "believe," "intend," "plan," "estimate" and similar expressions. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors, that could cause its actual results, performance, prospects or opportunities in 2009 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, WHX's need for additional financing and the terms and conditions of any financing that is consummated, customers' acceptance of its new and existing products, the risk that the Company will not be able to compete successfully, and the possible volatility of the Company's stock price and the potential fluctuation in its operating results. Although WHX believes that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve significant risks and uncertainties and no assurance can be given that the actual results will be consistent with these forward-looking statements. Investors should read carefully the factors described in the "Risk Factors" section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended December 31, 2008 for information regarding risk factors that could affect the Company's results. Except as otherwise required by Federal securities laws, WHX undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

WHX CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2009	2008	2009	2008
	(in thousands except per share)

Net sales	$145,172	$195,331	$417,421	$564,631
Cost of goods sold	109,183	143,854	316,733	425,754
Gross profit	35,989	51,477	100,688	138,877

Selling, general and administrative expenses	24,469	34,690	81,801	104,882
Pension expense (credit)	3,521	(2,185)	10,436	(6,555)
Asset impairment charges	-	-	2,046	-
Goodwill impairment charge	1,140	-	1,140	-
Proceeds from insurance claims, net	(3,000)	(757)	(3,000)	(3,447)
Restructuring charges	625	278	2,350	1,628
Other operating expense (income)	(136)	73	(239)	245
Income from continuing operations	9,370	19,378	6,154	42,124
Other:
Interest expense	6,693	8,981	18,768	30,211
Realized and unrealized (gain) loss on derivatives	622	(400)	316	925
Other expense (income)	(53)	637	(169)	655
Income (loss) from continuing operations before tax	2,108	10,160	(12,761)	10,333
Tax provision	261	841	427	2,311
Income (loss) from continuing operations, net of tax	1,847	9,319	(13,188)	8,022
Discontinued Operations:
Income (loss) from discontinued operations, net of tax	(1,029)	149	(2,938)	567
Gain on disposal, net of tax	182	-	1,671	-
Net income (loss) from discontinued operations	(847)	149	(1,267)	567
Net income (loss)	$1,000	$9,468	$(14,455)	$8,589

Basic and diluted per share of common stock (a)

Income (loss) from continuing operations, net of tax	$0.15	$5.39	$(1.08)	$6.44
Discontinued operations, net of tax	(0.07)	0.09	(0.11)	0.45
Net income (loss)	$0.08	$5.48	$(1.19)	$6.89

Weighted average number of common shares outstanding	12,179	1,729	12,179	1,246

(a)
Basic and diluted net income per common share was $0.08 for the three months ended September 30, 2009, and basic and diluted net loss per common share was $1.19 for the nine months ended September 30, 2009, both computed on 12,179,000 shares outstanding.  This compared with net income of $5.48 per share and $6.89 per share on 1,729,000 and 1,246,000 shares outstanding, respectively, in the same periods of 2008. The large change in the number of shares outstanding is due to the additional shares issued in a rights offering in September 2008. In addition, the Company consummated a 1 for 10 reverse stock split in November 2008 of its outstanding common stock. To enhance comparability, the 2008 periods have been adjusted on a retroactive basis as if the reverse stock split had occurred on January 1, 2008.

WHX CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars and shares in thousands)	September 30, 2009	December 31, 2008

ASSETS
Current Assets:
Cash and cash equivalents	$9,998	$8,656
Trade and other receivables - less allowance for doubtful accounts of $3,190 and $3,174 at 9/30/09 and 12/31/08, respectively	82,260	79,696
Inventories	67,703	71,846
Deferred income taxes	1,106	1,310
Other current assets	9,159	10,285
Current assets of discontinued operations	1,204	7,187
Total current assets	171,430	178,980

Property, plant and equipment at cost, less accumulated depreciation and amortization	90,802	98,423
Goodwill	63,949	65,070
Other intangibles, net	34,758	36,965
Non-current assets of discontinued operations	2,790	4,084
Other non-current assets	15,361	18,718
	$379,090	$402,240

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current Liabilities:
Trade payables	$44,019	$35,965
Accrued environmental liability	7,145	8,478
Accrued liabilities	26,169	36,890
Current portion of pension liability	9,200	1,800
Accrued interest expense - related party	1,234	262
Current portion of long-term debt	5,944	8,295
Short-term debt	28,963	32,970
Deferred income taxes	257	257
Current liabilities of discontinued operations	326	5,787
Total current liabilities	123,257	130,704

Long-term debt	98,144	110,174
Long-term debt - related party	54,098	54,098
Accrued interest expense - related party	9,107	2,237
Accrued pension liability	134,841	132,190
Other employee benefit liabilities	3,741	4,233
Deferred income taxes	5,009	5,307
Long-term liabilities of discontinued operations	111	188
Other liabilities	5,554	5,016
	433,862	444,147

Stockholders' (Deficit) Equity:
Preferred stock- $.01 par value; authorized 5,000 shares; issued and outstanding - 0 - shares	-	-
Common stock -$.01 par value; authorized 180,000 shares; issued and outstanding 12,179 shares	122	122
Accumulated other comprehensive loss	(162,148)	(163,502)
Additional paid-in capital	552,819	552,583
Accumulated deficit	(445,565)	(431,110)
Total stockholders' deficit	(54,772)	(41,907)
	$379,090	$402,240

WHX CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
	Nine Months Ended September 30,
	2009	2008
	(in thousands)
Cash flows from operating activities:
Net income (loss)	$(14,455)	$8,589
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	14,229	15,744
Non-cash stock based compensation	173	378
Amortization of debt related costs	1,329	1,441
Long-term interest on related party debt	6,870	5,285
Deferred income taxes	(141)	(362)
Loss on asset dispositions	59	159
Asset impairment charges	2,046	-
Goodwill impairment charge	1,140	-
Unrealized loss (gain) on derivatives	135	(249)
Reclassification of net cash settlements on derivative instruments	181	1,174
Net cash provided by operating activities of discontinued operations	4,075	1,561

Decrease (increase) in operating assets and liabilities:
Trade and other receivables	(2,247)	(27,427)
Inventories	4,390	4,774
Other current assets	1,010	2,530
Accrued interest expense-related party	972	(19,615)
Other current liabilities	5,010	1,258
Other items-net	(174)	259

Net cash provided by (used in) operating activities	24,602	(4,501)

Cash flows from investing activities:
Plant additions and improvements	(4,963)	(9,926)
Net cash settlements on derivative instruments	(181)	(1,174)
Proceeds from sales of assets	252	8,179
Proceeds from sale of investment	3,113	-
Net cash provided by sale of assets of discontinued operations	2,640	-

Net cash provided by (used in) investing activities	861	(2,921)

Cash flows from financing activities:
Proceeds of stock-rights offering	-	155,790
Proceeds from term loans - domestic	9,328	4,000
Net revolver repayments	(4,286)	(13,127)
Net proceeds of term loans - foreign	249	-
Repayments of term loans - domestic	(23,732)	(16,394)
Repayments of term loans - related party	-	(111,188)
Deferred finance charges	(2,228)	(1,534)
Net change in overdrafts	1,089	3,845
Net cash used to repay debt of discontinued operations	(4,559)	(371)
Other	(208)	-

Net cash provided by (used in) financing activities	(24,347)	21,021

Net change for the period	1,116	13,599
Effect of exchange rate changes on net cash	226	(3)
Cash and cash equivalents at beginning of period	8,656	6,090
Cash and cash equivalents at end of period	$9,998	$19,686

WHX CORPORATION CONSOLIDATED SEGMENT DATA (Unaudited)

Statement of operationsdata:	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2009	2008	2009	2008
Net Sales:
Precious Metal	$25,837	$40,344	$74,249	$131,624
Tubing	18,782	27,564	56,371	78,408
Engineered Materials	56,055	74,884	153,180	198,636
Arlon Electronic Materials	13,154	16,777	44,034	48,409
Arlon Coated Materials	16,762	19,103	43,921	56,763
Kasco	14,582	16,659	45,666	50,791
Total net sales	$145,172	$195,331	$417,421	$564,631

Segment operating income:
Precious Metal (a)	$3,263	$6,759	$2,514	$14,120
Tubing (b)	1,399	2,458	3,597	6,812
Engineered Materials	7,037	9,238	14,288	20,458
Arlon Electronic Materials (c)	(501)	1,849	2,305	4,232
Arlon Coated Materials (d)	682	185	(433)	(211)
Kasco (e)	494	625	2,264	2,703
Total segment operating income	$12,374	$21,114	$24,535	$48,114

Unallocated corporate expenses & non operating units	2,542	4,665	9,110	15,833
Unallocated pension expense (credit)	3,503	(2,185)	10,418	(6,555)
Proceeds from insurance claims, net	(3,000)	(757)	(3,000)	(3,447)
Asset impairment charge	-	-	1,158	-
Corporate restructuring costs	(26)	-	636	-
(Gain) loss on disposal of assets	(15)	13	59	159
Income from continuing operations	9,370	19,378	6,154	42,124

Interest expense	6,693	8,981	18,768	30,211
Realized and unrealized (gain) loss on derivatives	622	(400)	316	925
Other (income) expense	(53)	637	(169)	655
Income (loss) from continuing operations before tax	$2,108	$10,160	$(12,761)	$10,333

(a)
Segment operating income for the Precious Metal segment for the nine months ended September 30, 2009 includes restructuring charges of $0.4 million relating to the closure of a facility in New Hampshire, and $0.5 million relating to Sumco, an operation currently being wound down and expected to be classified as a discontinued operation by year-end. The results for the Precious Metal segment for the three and nine month periods ended September 30, 2009 and 2008 also include $0.7 million and $2.5 million of gain, respectively, resulting from the liquidation of precious metal inventory valued at LIFO.

(b)
Segment operating income for the Tubing segment for the nine months ended September 30, 2009 includes non-cash asset impairment charges of $0.9 million to write-down to fair value certain equipment formerly used in the manufacture of a discontinued product line.

(c)
Segment operating results for the Arlon EM segment for the three and nine months ended September 30, 2009 include a $1.1 million goodwill impairment charge recorded to adjust the carrying value of one of its reporting units to fair value.

(d)
Segment operating results for the Arlon CM segment for the three and nine months ended September 30, 2009 include $0.1 million and $0.3 million of restructuring costs, respectively, related to the closure and relocation of an operation in Dallas, Texas.  In the segment operating results for the three and nine month periods ended September 30, 2008, $0.3 million and $1.6 million of move costs, respectively, were incurred to consolidate two plants in San Antonio, Texas into one.  In addition to the direct move costs, the results of those periods were negatively impacted by a plant shutdown and related operating inefficiencies during the move.

(e)	Segment operating income for the Kasco segment for the three and nine months ended September 30, 2009 includes $0.5 million of costs related to restructuring activities at its EuroKasco operation.

Supplemental Non-GAAP Disclosures EBITDA and Adjusted EBITDA (Unaudited)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2009	2008	2009	2008
	(in thousands)
Income (loss) from continuing operations, net of tax	$1,847	$9,319	$(13,188)	$8,022
Add (Deduct):
Tax provision	261	841	427	2,311
Interest expense	6,693	8,981	18,768	30,211
Depreciation and amortization expense	4,643	5,352	14,229	15,744
Non-cash WHX & other pension expense (credit)	3,521	(2,185)	10,436	(6,555)
Non-cash goodwill impairment charge	1,140	-	1,140	-
Non-cash asset impairment charges	-	-	2,046	-
Non-cash effects of precious metal inventory	(397)	(3,239)	(253)	(3,215)
Realized and unrealized (gain) loss on derivatives	622	(400)	316	925
Non-cash stock-based compensation expense	15	172	164	412
Loss on disposal of assets	(15)	13	59	159
"EBITDA" from continuing operations	18,330	18,854	34,144	48,014

Adjusted EBITDA:
EBITDA of Sumco excluding restructuring costs	(540)	(275)	948	(1,076)
Other	200	118	514	361
Proceeds from insurance claims	(3,000)	(757)	(3,000)	(3,456)
Non-recurring restructuring & plant consolidation costs	620	278	1,891	1,628
Adjusted EBITDA	$15,610	$18,218	$34,497	$45,471

CONTACT:	WHX Corporation
Glen Kassan, Vice Chairman of the Board and
Chief Executive Officer
914-461-1260